SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 22, 2006

QUEST OIL CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-26619	98-0207745
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
11200 Westheimer, Suite 900
Houston, TX 77040
(Address of principal executive offices)

(713) 243-8778
(Registrant’s Telephone Number)

_____________________________________________________________________________________

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.02

Results of Operations and Financial Condition.

On February 22, 2006, we filed our financial results for the third quarter ended December 31, 2005.  The following are selected financial highlights for our third quarter results.

For the nine months ended December 31, 2005, we reported a net loss of $3.284 million, or $0.07 per share, on revenues of $1.13 million. The net loss included interest and financing fees of $1.451 million and non-cash related stock charges of $1.189 million. For the three months ended December 31, 2005, we recorded a net loss of $1.381 million or $0.02 per share, on revenues of $1.13 million.

Operating revenue for the three-month period ended December 31, 2005, was $1.13 million, up 100% compared to the previous quarter's production. The increase was primarily related to a successful drilling program in the Acadia North project with gas well "10-22" production volumes commencing October 15, 2005.  Our gross sales before royalty charges were 142 MMcf of natural gas, or 25.1 MBOE. During this period, the average prices we received for our natural gas was $7.94 per Mcf or $47.64.

Increase in Reserves

During the period, proved and probable reserves increased over 215%, from 362,977 BOE to 782,584 BOE. This increase was primarily due to the acquisition of the Midkiff, Eastland County leases. Acadia North reserves were depleted from production by 7.4% to 1.636 BCF.

Balance Sheet Review

At December 31, 2005, current assets were $4.750 million, which included $3.874 million in cash. Current liabilities were $0.985 million. Long-term debt was $6.0 million and the accounting treatment for the fair value of the warrants issued to the note holders reduced the amount of the long term debt to $0.750 million on the balance sheet. As of December 31, 2005, our net capitalized costs associated with its oil and gas properties and other equipment were $2.4 million.

Management Comments

Cameron King, our President and CEO, stated, "With the production milestone now behind, we are very pleased with the Company's progress. Based on receiving the benefit of almost a full three months of production from Acadia well "10-22" we have realized our first revenues after months of planning and strategizing. I am very proud of the Quest team for striving toward this goal. The Company is expecting significant improvement in its fiscal fourth quarter performance. The increase in our G&A expenses we view as a positive as we have been ramping up by adding the key personnel and building the infrastructure needed to execute our business strategy."   Mr. King added, "We continue to search out strong acquisition partners that will immediately impact our bottom line and add significant reserve values."

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

QUEST OIL CORPORATION
/s/	Cameron King_________________________
By:	Cameron King
Its:	CEO and President